UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2016 (March 15, 2016)

HOLLYFRONTIER CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-03876	75-1056913
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2828 N. Harwood, Suite 1300, Dallas, Texas 75201
(Address of Principal Executive Offices)

(214) 871-3555
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On March 15, 2016, HollyFrontier Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters listed in Schedule I thereto (together, the “Underwriters”), relating to the sale to the Underwriters of $250 million aggregate principal amount of the Company’s 5.875% Senior Notes due 2026 (the “Notes”). The Underwriting Agreement contains customary representations, conditions, indemnities and rights to terminate the agreement. Additionally, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The Company offered the Notes pursuant to the Prospectus Supplement dated March 15, 2016, to the Prospectus dated November 20, 2015 (together, the “Prospectus”), and included in a Registration Statement on Form S-3 (Registration No. 333- 208155) (the “Registration Statement”), which became effective upon filing. The Company intends to use the net proceeds from the offering for general corporate purposes, which may include capital expenditures.

The Underwriting Agreement is filed as Exhibit 1.1 hereto, and the terms and conditions thereof are incorporated herein by reference. The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to such exhibit.

Item 9.01                                 Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Description
1.1
Underwriting Agreement, dated March 15, 2016, by and among HollyFrontier Corporation and Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters listed in Schedule I thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOLLYFRONTIER CORPORATION

	By:	/s/ Douglas S. Aron
Douglas S. Aron
Executive Vice President and Chief Financial Officer

Dated: March 17, 2016

EXHIBIT INDEX

Exhibit No.	Description
1.1
Underwriting Agreement, dated March 15, 2016, by and among HollyFrontier Corporation and Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters listed in Schedule I thereto.